Exhibit 10.15

Private & Confidential

Dr I McRobbie

[personal address information]

1st December 2010

Dear Ian

On behalf of the Board of Directors, I am delighted to confirm that the Board have decided to award you a special one off bonus to show their appreciation of what has been accomplished and the loyalty you have shown to the Company over what has been an extended and testing period in the Company’s history. The Board anticipates your continued loyalty and endeavour over the coming period as we grow the business both geographically and by acquisition.

The main elements of this bonus are as follows:-

1.	You will receive a one off bonus payment of $175,000. This will be paid in January 2011 using the relevant exchange rate at the time.

2.	You are required to use 1/3 of this bonus, after tax, to purchase Innospec stock in the open market. This should be done in the first stock trading window after you receive this payment. Please make sure you let Nicola Earl in Ellesmere Port have the details of your stock purchase so the necessary filings can be completed.

3.	You will be required to hold the stock purchased in point 2 above for a minimum of 1 year.

4.	If you decide to end your employment with Innospec of your own accord, within two years of receiving this bonus, the Company reserves the right to require you to repay some or all of this bonus payment. Any such repayment will be at the absolute discretion of the Compensation Committee of the Board and you will be notified of their decision in writing.

Please sign the attached copy of this letter and return to Cathy Hessner in Ellesmere Port, to confirm your acceptance of the above terms.

On behalf of the Board, I would like to take this opportunity to thank you for your contribution and loyalty to our company to date and to wish you continued success in the future as we focus on driving the business forward.

Kind regards

/s/ BOB BEW
Bob Bew
Chairman